Exhibit 99.1

Access Director Resigns For FAA Administrator Position

RESTON, Va.--(BUSINESS WIRE)--August 21, 2009--Access National Corporation (NASDAQ:ANCX), holding company for Access National Bank, announced today that Director J. Randolph Babbitt submitted his resignation from the Board of Directors on and effective August 19, 2009. Mr. Babbitt was confirmed by the U.S. Senate for the position of Administrator of the U.S. Federal Aviation Administration (the “FAA”) effective June 1, 2009. For conflict reasons under his ethics agreement with the Office of Government Ethics, he was required to resign from the Board of Access National Corporation and its lead subsidiary, Access National Bank.

Mr. Babbitt served as a Director of the Corporation since inception in 2002 and of Access National Bank since organization of the De Novo in 1999. “We will sorely miss Randy’s perspective and steady leadership on our Board. But I think our President found the best man for the challenging job of directing the FAA in today’s climate,” said Michael Clarke, CEO. Mr. Babbitt was President and Chief Executive Officer of ECLAT Consulting, Inc., an aviation consulting practice, from its organization in 2001, until its merger into Oliver Wyman in September 2007, where Mr. Babbitt served as a partner. Earlier in his distinguished career, Mr. Babbitt served as a commercial pilot and President of the Airline Pilot’s Association. On March 27, 2009, President Barack Obama announced his intent to nominate Mr. Babbitt to be Administrator of the FAA, the regulator of all aspects of civil aviation. He was confirmed by the U.S. Senate for said position effective June 1, 2009.

Mr. Babbitt stated, “But for this opportunity to serve our country in a most unique position, I would be continuing to serve on the Access Board. I wish Access continued prosperity and success.”

Access National Corporation is the parent company of Access National Bank, an independent nationally chartered bank. The Bank, established in December 1999, serves the business community in the greater DC Metropolitan area. Its wholly owned subsidiary, Access National Mortgage Corporation, provides residential mortgage loans to bank clients and consumers in the same area and other select markets. Additional information is available on our website at www.AccessNationalBank.com. The shares of Access National Corporation are traded on the NASDAQ National Market under the symbol "ANCX".

This press release contains “forward-looking statements” within the meaning of the federal securities laws. These statements may be identified as “may”, “could”, “expect”, “believe”, anticipate”, “intend”, “plan” or variations thereof. These forward-looking statements may contain information related to those matters such as the Company’s intent, belief, or expectation with respect to matters such as financial performance. Such statements are necessarily based on assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company’s operations and business environment, which are difficult to predict and beyond control of the company. Such risks and uncertainties could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of certain risks and uncertainties associated with forward-looking statements, please refer to the Company’s Annual Report on Form 10-K and other SEC files.

CONTACT:
Access National Corporation
Michael Clarke, 703-871-2100